Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 26, 2008 relating to the financial statements of Targa Resources Partners LP, which appears in Targa Resource Partners LP’s Annual Report on Form 10-K for the year ended December 31, 2007. We also consent to the incorporation by reference of our report dated May 16, 2008 relating to the balance sheet of Targa Resources GP LLC, which appears in Targa Resources Partners LP’s Current Report on Form 8-K dated May 23, 2008. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
PricewaterhouseCoopers LLP
Houston, Texas
May 28, 2008